Stifel Financial Corp.
Exhibit 10(r)

Employment agreement with Joseph Sullivan

[Stifel Financial Corp. logo]

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

August 16, 2005

Confidential

Joseph Sullivan

c/o Legg Mason Wood Walker, Inc.
100 Light Street
Baltimore, MD 21202

Dear Joseph:

Stifel Financial Corp., a Delaware corporation ("Stifel Financial"), has been negotiating a transaction (the "Legg Mason Capital Markets Transaction") with Citigroup Inc. ("Citigroup") whereby Stifel Financial would acquire the capital markets business of Legg Mason, Inc. ("Legg Mason"). This business is referred to in this letter as the "Legg Mason Capital Markets Business". Closing of the Legg Mason Capital Markets Transaction is expected to occur concurrently with the sale of the Legg Mason Wood Walker Inc. retail brokerage business to Citigroup (the "Citigroup Transaction").

In order for these negotiations and the ultimate transaction to be successful, Stifel Financial, Legg Mason and Citigroup strongly desire your agreement, and the agreement of a number of other key employees of the Legg Mason Capital Markets Business (including a number of key employees within each of the equity, tax-exempt fixed income and taxable fixed income groups), to remain employed in the Legg Mason Capital Markets Business, which will be a critical component of the capital markets business of our subsidiary Stifel Nicolaus, Incorporated (collectively, with Stifel Financial, "Stifel") following the completion of the Legg Mason Capital Markets Transaction. It is our desire to effect a transfer of substantially all executives and key employees of the Legg Mason Capital Markets Business. With significant help from the senior leadership team of the Legg Mason Capital Markets Business, we have structured and are offering a package that is designed to provide substantial benefits, including a material equity ownership stake in Stifel, that we believe you will find very attractive.

We are very excited to make you an offer of employment in the combined capital markets group which, except as otherwise described in this letter, will be effective immediately upon the transfer of the Legg Mason Capital Markets Business to Stifel on the terms described in this letter. This transfer is expected to occur concurrently with the closing of the Citigroup Transaction, but may occur prior or subsequent thereto (the effective date of the transfer being referred to in this letter as the "Effective Date"). As you certainly will understand, except as otherwise stated in this letter, this employment offer is conditioned upon, and will be effective immediately following, the closing of the transfer of the Legg Mason Capital Markets Business to Stifel. Stifel's employment offer to you is also conditioned upon a sufficient number of key employees, as determined by Stifel, within your group (i.e., within the equity, tax-exempt fixed income or taxable fixed income group, as applicable) entering into similar letter agreements with Stifel.

We emphasize that the contents of this letter and these discussions are of a confidential nature and should not be discussed by you except with your personal advisers with whom you enjoy a legally confidential relationship (such as an attorney or accountant) and who agree to be bound by this confidentiality restriction. We also note that you are bound by a confidentiality agreement relating to the possible sale of the Legg Mason Capital Markets Business. That agreement remains in effect.

Our proposal is summarized below:

    Position; Responsibilities; Reporting. You will be the Head of Fixed Income at Stifel, and you will report directly to Stifel's CEO. You will remain based at your current location.
    Base Compensation. Your base annual salary shall be $250,000, payable bi-monthly during the term of your employment by Stifel in accordance with Stifel's customary policies. Base salary will be subject to annual review under Stifel's employment policies.
    Bonus Compensation.

    Stifel will pay annual bonuses during the term of your employment by Stifel pursuant to the policies described in this paragraph (3) and in paragraph (4). The payment of bonuses will be performance based and determined and calculated on a basis consistent with the methodology and formulas used by Legg Mason Capital Markets in the past, except as provided below. Stifel pays bonuses based upon calendar year performance. These bonuses are paid during the month of February following the close of the calendar year in which the services were performed. It will be the responsibility of Legg Mason to compensate you for services rendered through the Effective Date, including any bonus payments applicable to such periods.

    In the event the Effective Date occurs prior to December 31, 2005, as we expect it will, and subject to the other terms of this letter, Stifel will pay you, in February 2006, a stub period bonus for the period from the Effective Date through December 31, 2005. (the "2005 Stub Period"). In the unlikely event that the Effective Date occurs on or after January 1, 2006, the 2006 bonus payment by Stifel will be calculated and paid in accordance with this paragraph (3) for the period in 2006 following the Effective Date during which you were employed by Stifel. These bonuses payable for annual performance are payable no later than the date that bonuses are paid to other personnel at Stifel, and will be subject to a limited offset for any partial payments or advances of annual bonus (including the interim bonus for the 2006 Stub Period as described below), but not for any other payments to you under this letter. All bonus payments under this paragraph (3) shall be subject to partial deferral and company match under Stifel's wealth accumulation plan, as described in paragraph (4) below.

    With respect to the bonus payable with respect to your performance in 2006, and subject to the other terms of this employment agreement, Stifel will pay you as an interim bonus (to be credited against your full year bonus entitlement) in August 2006 with respect to the period from the later of the Effective Date or January 1, 2006 through June 30, 2006 (the "2006 Stub Period"). This interim bonus will be in the amount of 75% of the amount otherwise calculated and payable for the 2006 Stub Period.

    In the event of a termination of the employment agreement by you or by Stifel (except in the case of a termination of such employment agreement by Stifel without Cause (as defined below), by you for Good Reason (as defined below) or by reason of your death or disability), such bonus shall only be earned and payable if you are employed by Stifel on the date that the bonus is paid. In the event of a termination of employment by Stifel without Cause or a termination by you for Good Reason, you will be entitled to a partial bonus for the period from the start of the compensation year in question through the termination date calculated and paid in accordance with this paragraph (3). However, in all cases, for the compensation year (or partial year) ending on the third anniversary of the Effective Date, in order to be entitled to payment of a bonus for that period, you must remain employed by Stifel through the third anniversary date only, and are not required to be employed on the normal bonus payment date.

    Deferred Compensation. The annual bonus amounts are subject to Stifel's wealth accumulation plan. Up to 15% of your bonus (to the extent payable pursuant to paragraph (3)) will be deferred and payable in Stifel common stock (vesting in equal annual installments on the first, second and third anniversaries of issuance). In addition, Stifel will match 25% of the amount contributed to the deferred compensation plan, which amount shall vest at the same time as your deferrals vest (i.e., annually on the first, second and third anniversaries of issuance). The award agreements will provide that the stock will fully vest upon a change of control of Stifel. The wealth accumulation plan is described in Exhibit A to this letter.
    Equity Grant. Subject to satisfaction of tax withholding requirements as described in this paragraph (5), you will receive (a) 20,000 Stifel Stock Units pursuant to Stifel's 2001 Amended and Restated Stock Incentive Plan (each Stock Unit representing the right to receive one share of Stifel common stock as of the vesting dates described below without cash payment by you), which number reflects an assumed common stock price of $25 per share, plus, (b) in the event you elect to participate in the private placement described in paragraph (6) below, an additional amount of Stock Units equal to 50% of the actual number of shares you elect to purchase in such private placement. Subject to the other terms of this employment agreement, these Stifel Stock Units will become fully vested in equal installments on the first, second and third anniversaries of issuance. The award agreements will provide that the stock will fully vest upon a change of control of Stifel. The 2001 Amended and Restated Stock Incentive Plan is attached as Exhibit B to this letter.

    You acknowledge and agree that the appropriate tax withholding obligations will be met by the withholding of shares granted to you pursuant to this paragraph (5), or at your election, in cash withheld from other payments due you or paid to Stifel by you. In addition, your ownership of these shares would be subject to the ownership guidelines set forth on Exhibit C hereto.

    Opportunity to Purchase Stifel Stock. On the date of your signing of this letter agreement, Stifel will make 80,000 shares of Stifel's common stock available for purchase by you at a purchase price per share equal to $25.00 per share pursuant to a subscription agreement which would be conditioned upon the closing of the Legg Mason Capital Markets Transaction and the effectiveness of this letter agreement as to you. Such shares will be issued in a private placement and accordingly will initially be restricted shares under applicable federal and state securities laws, and subject to restrictions on resale under applicable federal and state securities laws (except pursuant to Rule 144 or other applicable resale restriction) but under no other contractual or legal restrictions. Your ability to participate in such offering shall be subject to applicable private placement restrictions, including verification of your status as an "accredited investor" under Regulation D.

7. Fringe Benefits. During the term of your employment by Stifel, you will be entitled to participate in all benefits plans and arrangements available to a Stifel employee of similar rank, with credit for prior service for your full service at Legg Mason to the extent credit for prior service is available under the terms of the applicable benefit plan or arrangement.

8. Event of Termination. If Stifel terminates your employment prior to the third anniversary of the Effective Date for any reason other than for Cause, or if you terminate for Good Reason, (a "Termination Event"), you will receive a severance payment equal to two week's pay per year of service with the Legg Mason Capital Markets Business and Stifel. In such circumstances, any payment of bonuses will be covered by paragraph 3. To the extent that Stifel is required to make any subjective determinations in making this bonus computation, Stifel's determination made in good faith shall be controlling in the absence of manifest error. In addition, in the event of a Termination Event (i.e., termination by Stifel other than for Cause or by you for Good Reason), all stock entitlements under all Stifel plans however named will become fully vested. Payments will be structured to comply with all applicable tax rules.

If your employment is terminated by your death or Physical Disability (as defined below), you or your estate will receive regular compensation and benefits through the end of the month in which such termination occurred, the bonus for the year in question (computed as under paragraph 3 as applicable to termination by Stifel without Cause), and all other benefits due under Stifel's policies for such events, and the current year's stock units and "matching" stock issued in connection with the private placement (if any) above will become fully vested and the balance of such amounts shall be forfeited. "Physical Disability" means when you, by reason of physical condition, have been or shall be unable to perform a material portion of the services required of you for a continuous ninety (90) day period (successive periods of disability not separated by a two week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability). In the event of a disagreement concerning the existence of any such condition, the matter shall be resolved based on the advice of a licensed physician mutually acceptable to the parties.

If your employment terminates on account of voluntary resignation (other than for Good Reason) or a termination for Cause, you will not be entitled to any further compensation, and any unvested stock units shall be forfeited.

The term "Cause" shall mean (i) fraud, embezzlement, misappropriation; or any gross or willful misconduct in connection with your employment by Stifel, as determined by Stifel in good faith; (ii) the reasonable determination by senior management of Stifel that you have committed an act which, in the senior management's opinion after investigation and advice of counsel of national reputation in the matters in question, constitutes a violation of any statutory or common law fiduciary duty or duty of loyalty to Stifel or any of its clients; (iii) the reasonable determination by senior management of Stifel that you have engaged in conduct which constitutes a violation of Stifel's employment policies, including but not limited to the Firm's Harassment Policy; (iv) any final finding or adjudication by a court, government agency or regulatory authority (including, without limitation, the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and any state securities commission) that you have violated any law, rule or regulation relating to the regulation of broker/dealers, investment advisers or securities, which finding or adjudication, in the reasonable judgment of senior management of Stifel, could have a significant adverse effect on the reputation or business of Stifel or any of its affiliates; (v) any final and non-appealable order, judgment or decree (whether entered by consent or after trial or adjudication) of any court, government agency or regulatory authority which censures or imposes any sanctions on you in connection with investment brokerage, investment advisory or securities related activities or which enjoins, bars, suspends or otherwise limits you from acting as a securities analyst, securities broker, investment adviser, an advisory affiliate or associated person of a securities broker-dealer or of an investment adviser, or from engaging in any activity in connection with the purchase or sale of securities, or otherwise from engaging in any activity in which you are currently engaged; (vi) the reasonable determination by senior management of Stifel that you have committed an act which, in senior management's reasonable opinion after investigation, is likely to lead to any such order, judgment or decree; (vii) conviction of a criminal offense punishable by imprisonment (whether or not you are, in fact, imprisoned) or the entry of a guilty plea in any such proceeding; (viii) your inability to be legally employed in the United States; or (ix) your failure to perform material duties reasonably assigned to you by Stifel which continues for a period of 30 days after a receipt by you of a written demand by Stifel identifying the manner in which it believes you have not performed your duties.

The term "Good Reason" means (i) a material reduction in the scope or nature of the duties that you were employed to perform for Stifel and were providing to Legg Mason prior to the transaction which occurs during the first year of your employment by Stifel; (ii) your relocation to a place of employment more than 25 miles away from your current place of employment; or (iii) a material breach of a material provision of this letter agreement by Stifel which is not cured within 30 days after written notice of such breach.

9. Non-Compete: In consideration of Stifel's obligations hereunder and effective as of your signing of this letter agreement, you agree that between the date of your signing of this letter agreement and the closing of the Legg Mason Capital Markets Transaction (provided such closing shall have occurred on or prior to March 31, 2006), during the term of your employment by Stifel and, in the event that the closing of the Legg Mason Capital Markets Transaction shall have occurred on or prior to March 31, 2006, in any event for a period of one year from and after the closing of the Legg Mason Capital Markets Transaction, you will not, directly or indirectly, whether as a principal, employee, partner, shareholder (other than your ownership of 2% or less of the outstanding equity securities of a publicly traded entity, including Legg Mason, Inc., which shall not be prohibited), member, officer, director, manager, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with Stifel within the financial services industry.

10. Non-Solicitation. Effective as of your signing of this letter agreement, between the date of your signing of this letter agreement and the closing of the Legg Mason Capital Markets Transaction (provided such closing shall have occurred on or prior to March 31, 2006), during the term of your employment by Stifel and for a period of six months thereafter, and, in any event, if the closing of the Legg Mason Capital Markets Transaction shall have occurred on or prior to March 31, 2006, a period of six months from and after the closing of the Legg Mason Capital Markets Transaction, you will not solicit any person who is or was an employee, independent contractor, consultant or advisor of Stifel or its affiliates during the prior six months (an "Affected Person") to be employed by or perform services for another party in any capacity ("Alternative Employment") or to interfere with any contractual relationship of Stifel that may exist from time to time. Solicitation shall include your inducing, attempting to induce or encouraging an Affected Person to take Alternative Employment, but shall not include general forms of advertising and solicitation not specifically directed at employees of Stifel.

11. Confidentiality. Effective as of your signing of this letter agreement, you agree to keep confidential, and not disclose to third parties, the terms of these employment arrangements, any discussions relating to a possible transaction between Stifel and Citigroup relating to the Legg Mason Capital Markets Business or otherwise, or any other nonpublic information obtained during your employment. In addition, effective as of your signing of this letter agreement and both during and after the term of your employment by Stifel, you agree to keep secret and confidential, and not to use or disclose to any third parties, any of Stifel's proprietary confidential information except (i) as directly required to perform your employment responsibilities for Stifel, (ii) to your attorneys, accountants and representatives (each of whom shall observe confidentiality), and (iii) as required by law or pursuant to a court order.

12. Stifel's Right to Injunctive Relief; Tolling. In the event of a breach or threatened breach of any of your duties and obligations under the terms and provisions of paragraphs (9), (10) or (11), Stifel may be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result to Stifel's business as a result of any noncompliance by you with any of the provisions of paragraphs (9), (10) or (11) would be largely irreparable. You specifically agree, effective as of your signing of this letter agreement, that if there is a question as to the enforceability of any of the provisions of paragraphs (9), (10) or (11), you will not engage in any conduct inconsistent with or contrary to such paragraphs until after the question has been resolved by a final judgment of a court of competent jurisdiction. You and Stifel agree that the running of the applicable period set forth in paragraph (9) or (10) shall be tolled during any period of time in which you violate the terms of such paragraph.

13. Arbitration. You agree that any dispute between you and Stifel arising out of this agreement, or relating to your employment, including disputes alleging employment discrimination or sexual harassment in violation of a statute, will be arbitrated in accordance with the rules of the National Association of Securities Dealers, Inc.

14. Effective Time. This is a conditional offer of employment and, except as otherwise set forth in this letter agreement, this letter agreement is conditioned upon your continued employment with the Legg Mason Capital Markets Business through the Effective Date (provided that the Effective Date is not later than March 31, 2006). By signing below, you are confirming, as of your execution of this letter agreement, your intention and agreement to remain with the Legg Mason Capital Markets Business through that period and to accept the employment offer made by Stifel pursuant to this letter agreement. The offer of employment shall terminate and be of no further force and effect on the earliest to occur of any of the following: (1) Stifel and Citigroup have not entered into a definitive acquisition agreement providing for the Legg Mason Capital Markets Transaction on or before September 15, 2005; (2) Stifel and Citigroup have not consummated the Legg Mason Capital Markets Transaction on or before March 31, 2006; or (3) the termination of the definitive acquisition agreement by either Stifel or Citigroup at any time.

15. Amendments; Entire Agreement. No modification, amendment or waiver of any of the provisions of this letter agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto. This letter agreement supersedes all prior agreements and understandings between you and Stifel to the extent that any such agreements or understandings conflict with the terms of this letter agreement.

16. Assignments. This letter agreement shall be freely assignable by Stifel to, and shall inure to the benefit of and be binding upon, Stifel, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Stifel. Being a letter agreement for personal services, neither this letter agreement nor any rights hereunder shall be assigned by you.

17. Governing Law. In light of Stifel's substantial contacts with the State of Delaware and the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this letter agreement are resolved on a uniform basis, the parties agree that this letter agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard for any conflict of law principles.

18. Counterparts. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original (including any counterpart that is a facsimile copy of an original), but all of which taken together shall constitute one and the same instrument.

19. Severability. In the event that any provision or portion of this letter agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

________________

As with all employees of Stifel, you will be subject to all policies and practices of the firm as set forth in the employee handbook, the policy manual and other communications, as each may be updated, amended or changed from time to time, except that in the event of a direct conflict between the terms of this letter and the applicable policy manual or other communication, the terms of this letter shall control.

Agreed and acknowledged as of the 6th day of September 2005.

\s\ Joseph Sullivan

[Employee Name]

Agreed and accepted as of the 7th day of September 2005.

STIFEL NICOLAUS, INCORPORATED

By: \s\ Ronald J. Kruszewski

Ronald J. Kruszewski

Chairman & Chief Executive Officer